EXHIBIT 2.1
(EXECUTION VERSION)

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “AGREEMENT”) is made and entered into as of April 21, 2015 (the “EFFECTIVE DATE”), by and among CannaPharmaRx, Inc., a Delaware corporation (“CANNA DELAWARE”), CannaPharmaRX, Inc., a Colorado corporation (“CPHR”), and CPHR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Canna Delaware (“ACQUISITION SUB”). Each of Canna Delaware, CPHR and Acquisition Sub is referred to herein individually as a “PARTY,” or collectively as the “PARTIES.”

RECITALS

A. On May 15, 2014, CPHR entered into an Agreement and Plan of Merger, by and among Canna Delaware (formerly known as Golden Dragon Holding Co.), CPHR and Acquisition Sub (the “ORIGINAL AGREEMENT”).

B. On December 30, 2014, the Board of Directors of Canna Delaware voted to terminate the Original Agreement, but said agreement was never formally terminated in writing.

C. The respective Boards of Directors of Canna Delaware, CPHR and Acquisition Sub now desire to consummate the transactions contemplated by the original Agreement, modified as provided herein and in connection therewith, have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders.

D. Canna Delaware and CPHR intend to effect a transaction (the “MERGER”), pursuant to which Acquisition Sub will merge with and into CPHR and CPHR will survive, as a result of which all of the issued and outstanding capital stock of CPHR (the “CPHR SHARES”) will be converted into shares of common stock, par value $0.001 per share, of Canna Delaware upon the terms and subject to the conditions set forth in this Agreement.

E. The Parties intend that the Merger contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “TAX CODE”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

SECTION 1. DEFINITIONS. Capitalized terms not otherwise defined herein have the meanings set forth in the attached SCHEDULE 1.

SECTION 2. THE ORIGINAL AGREEMENT. The Original Agreement is hereby amended and restated in its entirety, as follows.

SECTION 3. THE MERGER.

(a) EFFECTING THE MERGER. Upon the terms and subject to the conditions contained in this Agreement and in accordance with Section 252 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and Section 7-111-106.5 of the Colorado Business Corporation Act of the State of Colorado, as amended (the “CBCA”), at the Effective Time (as hereinafter defined): (i) Acquisition Sub shall be merged with and into CPHR; (ii) the separate corporate existence of Acquisition Sub shall thereupon cease and CPHR will continue as the surviving corporation in the Merger and as a wholly-owned subsidiary of Canna Delaware (sometimes referred to herein as the “SURVIVING SUBSIDIARY”); (iii) all the properties, rights and privileges, and powers of Acquisition Sub shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of each of Acquisition Sub and CPHR shall become the debts, liabilities and duties of the Surviving Subsidiary; and (iv) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into one validly issued, fully paid and non-assessable share of CPHR’s common stock.

(b) EFFECTIVE TIME.

(i) Subject to the provisions of this Agreement, on the Closing Date, the parties shall duly prepare, execute and file with respect to the Merger (a) a certificate of merger (the “CERTIFICATE OF MERGER”) complying with Section 252(c) of the DGCL with the Secretary of State of the State of Delaware, and (b) a statement of merger (the “STATEMENT OF MERGER”) complying with Section 7-90-203.7 of the Colorado Corporations and Associations Act, as amended, of the State of Colorado (the “CCAA”), with the Secretary of State of the State of Colorado. The Merger shall become effective upon the filing of the Certificate of Merger and the Statement of Merger (the “EFFECTIVE TIME”), or at such later time that the parties hereto shall have agreed upon and designated in such filings in accordance with applicable law as the effective time of the Merger.

(ii) The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL, and in the CCAA, including, without limitation, Section 7-90-204 of the CCAA. Without limiting the generality of the foregoing, from the Effective Time, all the properties, rights and privileges, and powers of Acquisition Sub shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of each of Acquisition Sub and CPHR shall become the debts, liabilities and duties of the Surviving Subsidiary

(c) EFFECT ON CAPITAL STOCK.

(i) CONVERSION OF CPHR SHARES. Upon the terms and subject to the conditions contained in this Agreement, at the Effective Time, each CPHR Share issued and outstanding on the Closing Date shall, by virtue of the Merger and without any action on the part of CPHR, Canna Delaware, Acquisition Sub, or the holders of CPHR Shares as of the Closing Date (each, an “ORIGINAL HOLDER,” and collectively, the “ORIGINAL HOLDERS”), be converted into and will become one share of validly issued, fully paid and non-assessable common stock of Canna Delaware (the “CANNA DELAWARE COMMON STOCK”). All shares of Canna Delaware Common Stock issued upon the surrender for exchange of CPHR Shares in accordance with the terms hereof shall (i) contain a restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such CPHR Shares. There shall be no further registration of transfers on the stock transfer books of CPHR of the CPHR Shares that were outstanding immediately prior to the Effective Time.

(ii) FRACTIONAL SHARES. No fractional shares will be issued in connection with the conversion of CPHR Shares into Canna Delaware Common Stock, and any right to receive a fractional share will be rounded to the nearest whole share.

(iii) CANCELLATION OF CPHR SHARES. At the Effective Time, the CPHR Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for CPHR Shares will cease to have any rights with respect thereto, except for dissenters’ rights as required by applicable law and except for the right to receive, upon surrender of an original stock certificate representing CPHR Shares, a stock certificate for the same number of shares of Canna Delaware Common Stock, bearing any necessary or appropriate restrictive legend.

(iv) STATUS OF CANNA DELAWARE SHARES. Each share of capital stock of Canna Delaware issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

(v) LOST, STOLEN OR DESTROYED CERTIFICATES. If any certificate evidencing CPHR Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by Canna Delaware, the posting of an indemnity bond, in such reasonable amount as Canna Delaware or the transfer agent may direct, as collateral security against any claim that may be made with respect to the certificate, Canna Delaware will issue in exchange for the lost, stolen or destroyed certificate the applicable number of shares of Canna Delaware Common Stock.

(vi) At the Effective Time, each share of common stock of Acquisition Sub (“ACQUISITION SUB STOCK”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Subsidiary. Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of such shares of capital stock of the Surviving Subsidiary.

(d) REORGANIZATION. The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Tax Code. The shares of Canna Delaware Common Stock issued in the Merger will be issued solely in exchange for CPHR Shares, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the CPHR Shares. No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by Canna Delaware for CPHR Shares in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 3(d).

(e) FURTHER ACTIONS. If at any time after the Effective Time, Canna Delaware or the Surviving Subsidiary reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Canna Delaware and the Surviving Subsidiary are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

(f) PIGGY-BACK REGISTRATION RIGHTS.

(i) In the event that, following the Effective Time, Canna Delaware proposes to file a registration statement with the SEC pursuant to the Securities Act covering the public offering of any of its stock (other than a registration relating solely to the issuance of securities by Canna Delaware pursuant to a stock option, stock purchase or similar benefit plan or a Securities Act Rule 145 transaction), Canna Delaware shall promptly give each Original Holder written notice of such registration. Canna Delaware shall use all reasonable efforts to cause to be registered all of the shares of Canna Delaware Common Stock that each such Original Holder has requested to be included in such registration.

(ii) Canna Delaware shall have the right to terminate or withdraw any registration initiated by it under this Section 3(f) before or after the effective date of such registration, regardless of whether any Original Holder has elected to include shares of Canna Delaware Common Stock in such registration.

(iii) All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration pursuant to Section 3(f) including, without limitation, registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Canna Delaware shall be borne by Canna Delaware.

(iv) If a registration of which Canna Delaware gives notice under this Section 3(f) is for an underwritten offering, then Canna Delaware shall so advise the Original Holders. In such event, the right of any Original Holder to include such Original Holder’s shares of Canna Delaware Common Stock in such registration shall be conditioned upon such Original Holder’s participation in such underwriting and the inclusion of such Original Holder’s shares of Canna Delaware Common Stock in the underwriting to the extent provided herein. All Original Holders proposing to distribute their shares of Canna Delaware Common Stock through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriters advise Canna Delaware that marketing factors require a limitation of the number of shares of Canna Delaware Common Stock to be underwritten or exclusion of the shares of Canna Delaware Common Stock, then the managing underwriters may exclude the shares of the Original Holders from the registration and the underwriting based on any reasonable methodology. If any Original Holder disapproves of the terms of any such underwriting, such Original Holder may elect to withdraw therefrom by written notice to Canna Delaware and the managing underwriters. Any shares of Canna Delaware Common Stock excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(g) The covenants contained in (f) above shall survive the closing and shall be enforceable whether or not contained in a separate agreement.

SECTION 4. CLOSING.

(a) CLOSING DATE. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “CLOSING”) shall be effective as soon as all of the conditions hereof are met and any document deliveries take place at the offices of Canna Delaware, on April 30, 2015, at 10:00 a.m. EST, or such other time, date or place as Canna Delaware and CPHR may otherwise agree (the “CLOSING DATE”).

(b) DOCUMENTS TO BE DELIVERED BY CANNA DELAWARE. On or before the Closing, Canna Delaware will deliver or cause to be delivered to CPHR:

(i) all consents or approvals required to be obtained by Canna Delaware for the purposes of completing the Merger; and

(ii) certified copies of such resolutions of the directors of Canna Delaware as are required to be passed to authorize the execution, delivery and implementation of this Agreement.

SECTION 5. [INTENTIONALLY OMITTED].

SECTION 6. CPHR’S REPRESENTATIONS AND WARRANTIES. CPHR represents and warrants to Canna Delaware that the statements contained in this Section 6 are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by CPHR to Canna Delaware on even date herewith (the “CPHR SCHEDULE”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) ORGANIZATION. CPHR is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. CPHR is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of the Articles of Incorporation and Bylaws of CPHR, as amended to date, each as currently in effect, have been made available to Canna Delaware, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. CPHR is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) CAPITALIZATION.

(i) CPHR’s authorized capital stock consists solely of 100,000,000 CPHR common shares, no par, as of the date hereof.

(ii) There are 9,750,000 CPHR Shares issued and outstanding and no other authorized or issued CPHR Shares or other measure of capital ownership of CPHR. There are no agreements, arrangements or understandings to which CPHR is a party (written or oral) to issue any other CPHR Shares or other measures of capital ownership of CPHR. All of the issued and outstanding CPHR Shares were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as provided in the CPHR Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from CPHR any CPHR Shares or other measures of capital ownership of CPHR; (B) debt securities or instruments convertible into or exchangeable for CPHR Shares or other measures of capital ownership of CPHR; or (C) commitments of any kind for the issuance of additional CPHR Shares or options, warrants or other securities of CPHR.

(iv) There are no options or other rights to acquire such shares or other measures of capital ownership and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any CPHR Shares or other measures of capital ownership of CPHR created by statute, the Articles of Incorporation or Bylaws, or any agreement or other arrangement to which CPHR is a party or to which it is bound and there are no agreements, arrangements or understandings to which CPHR is a party (written or oral) pursuant to which CPHR has the right to elect to satisfy any liability by issuing any CPHR Shares or other measures of capital ownership of CPHR.

(v) Other than the Bylaws, CPHR is not a party or subject to any agreement or understanding, and, to CPHR’s Knowledge, there is no agreement, arrangement or understanding between or among any persons which affects, restricts or relates to voting, giving of written consents, distributions, allocation of profits and losses, or transferability of shares or other measures of capital ownership of CPHR, including any voting trust agreement or proxy.

(c) NO SUBSIDIARIES. CPHR does not own any capital stock or other equity interest in any corporation, partnership, joint venture, or other entity.

(d) AUTHORIZATION. CPHR has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CPHR and the consummation by CPHR of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by CPHR and no other corporate proceedings on the part of CPHR and no other stockholder vote or consent is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CPHR. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which CPHR is a party constitute the valid and legally binding obligations of CPHR, enforceable against CPHR in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by CPHR of this Agreement and the agreements provided for herein, and the consummation by CPHR of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of CPHR, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of CPHR pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which CPHR is a party or by which CPHR or any of its properties is or may be bound; or (iii) to CPHR’s Knowledge, violate the provisions of any law, rule or regulation applicable to CPHR, except where such violation would not reasonably be expected to have an Adverse Effect.

(e) NO CONFLICT. The execution and delivery of this Agreement by CPHR does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of CPHR pursuant to any material agreement of CPHR or other instrument or obligation of CPHR.

(f) LITIGATION. Except as specified in the CPHR Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to CPHR’s Knowledge, threatened against or involving CPHR (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to CPHR’s Knowledge enjoining or requiring CPHR to take any action of any kind with respect to its business, assets or properties.

(g) INSURANCE. The CPHR Schedule contains a listing of all current CPHR insurance policies. To CPHR’s Knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for CPHR’s business, and to CPHR’s Knowledge are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(h) PERSONAL PROPERTY. CPHR has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by CPHR in the ordinary course of its business and is sufficient for continued conduct of CPHR’s business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(i) INTANGIBLE PROPERTY. CPHR owns, or possesses, adequate licenses or other valid rights to use all existing U.S. and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed in the CPHR Schedule, which are material to its business as currently conducted (the “CPHR INTELLECTUAL PROPERTY RIGHTS”), except where the failure to have such CPHR Intellectual Property Rights would not reasonably be expected to have an Adverse Effect. CPHR has the right and authority to use, and to continue to use such CPHR Intellectual Property Rights after the Closing Date, such property in connection with the conduct of its business in the manner presently conducted, and to its Knowledge such use or continuing use does not and will not materially infringe upon or violate any rights of any other person.

(j) REAL PROPERTY. Except as specified on the CPHR Schedule, CPHR is not a party to any material lease agreements and does not have any interests in any parcel of real property, improved or otherwise.

(k) TAX MATTERS. Except as specified in the CPHR Schedule, CPHR has filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. CPHR has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of CPHR are currently in progress nor threatened and no deficiencies have been asserted or to CPHR’s Knowledge assessed against CPHR as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l) BOOKS AND RECORDS. The general ledger and books of account of CPHR, all minute books of CPHR, all federal, state and local income, franchise, property and other tax returns filed by CPHR, all of which have been made available to Canna Delaware, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect.

(m) CONTRACTS AND COMMITMENTS. The CPHR Schedule lists all material contracts and agreements to which CPHR is a party, whether written or oral, other than those between CPHR and Canna Delaware. Each such contract is a valid and binding agreement of CPHR, enforceable against CPHR in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. CPHR has materially complied with all obligations required pursuant to such contracts to have been performed by CPHR on its part and neither CPHR nor, to CPHR’s Knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n) COMPLIANCE WITH LAWS. CPHR has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. To CPHR’s Knowledge, CPHR is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(o) EMPLOYEE BENEFIT PLANS. Except as specified on the CPHR Schedule, CPHR has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of Canna Delaware. With respect to such plans, individually and in the aggregate, no event has occurred and, to CPHR’s Knowledge, there exists no condition or set of circumstances in connection with which CPHR could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(p) INDEBTEDNESS TO AND FROM AFFILIATES. As of the Closing Date, CPHR is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of CPHR in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to CPHR except for advances made to employees of CPHR in the ordinary course of business to meet reimbursable business expenses.

(q) REGULATORY APPROVALS. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by CPHR and that are necessary for the execution and delivery by CPHR of this Agreement or any documents to be executed and delivered by CPHR in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(r) NO BROKERS. No broker or finder has acted for CPHR in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of CPHR.

(s) DISCLOSURE. The information concerning CPHR set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(t) TAX TREATMENT. Neither CPHR nor, to the Knowledge of CPHR, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(u) ABSENCE OF LIABILITIES. Except as set forth on CPHR’s unaudited balance sheet dated March 31, 2015, CPHR does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000, other than current liabilities entered into in the ordinary course of business.

SECTION 7. CANNA DELAWARE’S AND ACQUISITION SUB’S REPRESENTATIONS AND WARRANTIES. Each of Canna Delaware and Acquisition Sub represents and warrants to CPHR and the Surviving Subsidiary that the statements contained in this Section 7 are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in the disclosure schedule delivered by Canna Delaware and Acquisition Sub to CPHR on even date herewith (the “CANNA DELAWARE SCHEDULE”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) ORGANIZATION.

(i) Canna Delaware is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Canna Delaware is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Certified copies of its Certificate of Incorporation and Bylaws, as amended to date, each as currently in effect, have been made available to CPHR, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Canna Delaware is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(ii) Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of its Certificate of Incorporation and Bylaws, as amended to date, each as currently in effect, have been made available to CPHR, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Acquisition Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) CAPITALIZATION.

(i) Canna Delaware’s authorized capital stock consists solely of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, as of the date hereof.

(ii) There are 17,677,408 shares of common stock issued and outstanding of Canna Delaware, no preferred stock is issued and outstanding and no shares of common stock of Canna Delaware are held in the treasury of Canna Delaware. No other authorized or issued shares of Canna Delaware or other measure of capital ownership of Canna Delaware are outstanding. There are no agreements, arrangements or understandings to which Canna Delaware is a party (written or oral) to issue any other shares of Canna Delaware or other measures of capital ownership of Canna Delaware. All of the issued and outstanding shares of common stock of Canna Delaware were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable U.S. state and federal securities laws.

(iii) Except as provided in the Canna Delaware Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from Canna Delaware any capital stock or other measures of capital ownership of Canna Delaware or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares or other measures of capital ownership of such stock; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Canna Delaware or Acquisition Sub.

(iv) Canna Delaware owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c) NO SUBSIDIARIES. Except for Acquisition Sub and as provided in the Canna Delaware Schedule, Canna Delaware does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) AUTHORIZATION. Each of Canna Delaware and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Canna Delaware and Acquisition Sub and the consummation by Canna Delaware and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Canna Delaware or Acquisition Sub, respectively, and no other corporate proceedings on the part of Canna Delaware or Acquisition Sub, respectively, and no stockholder vote or consent by the stockholders of Canna Delaware is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Canna Delaware and Acquisition Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Canna Delaware or Acquisition Sub is a party constitute the valid and legally binding obligations of Canna Delaware and Acquisition Sub, respectively, enforceable against Canna Delaware and Acquisition Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Canna Delaware and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by Canna Delaware and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of Canna Delaware, the Certificate of Incorporation or Bylaws of Acquisition Sub, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Canna Delaware or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Canna Delaware or Acquisition Sub is a party or by which Canna Delaware Acquisition Sub or any of their respective properties is or may be bound; or (iii) to Canna Delaware’s or Acquisition Sub’s Knowledge, violate the provisions of any law, rule or regulation applicable to Canna Delaware or Acquisition Sub, except where such violation would not reasonably be expected to have an Adverse Effect.

(e) NO CONFLICT. The execution and delivery of this Agreement by Canna Delaware or Acquisition Sub does not require any consent or approval under, result in any breach of, result in any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Canna Delaware or Acquisition Sub pursuant to any material agreement of Canna Delaware or Acquisition Sub or other instrument or obligation of Canna Delaware or Acquisition Sub.

(f) ABSENCE OF LIABILITIES. Except as set forth on Canna Delaware’s unaudited balance sheet dated March 31, 2015 and as set forth in Canna Delaware’s Annual Report on Form 10-K for the period ended December 31, 2014, as filed with the SEC, Canna Delaware does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds an aggregate of $1,000, other than current liabilities entered into in the ordinary course of business. Acquisition Sub has no liabilities or obligations.

(g) LITIGATION. Except as specified in the Canna Delaware Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to Canna Delaware’s Knowledge, threatened against or involving Canna Delaware or Acquisition Sub (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency to Canna Delaware’s Knowledge enjoining or requiring Canna Delaware or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(h) TAX MATTERS. Except as specified in the Canna Delaware Schedule, Canna Delaware has filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. Canna Delaware has paid all taxes, interest, penalties, assessments, and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. No examinations of the federal, state or local tax returns of Canna Delaware are currently in progress nor threatened and no deficiencies have been asserted or to Canna Delaware’s Knowledge assessed against Canna Delaware as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(i) BOOKS AND RECORDS. The general ledger and books of account of Canna Delaware, all minute books of Canna Delaware, all federal, state and local income, franchise, property and other tax returns filed by Canna Delaware, all reports and filings with the SEC by Canna Delaware, all of which have been made available to CPHR, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect.

(j) CONTRACTS AND COMMITMENTS. There are no material contracts to which Canna Delaware is a party other than those specified in its filings with the SEC.

(k) COMPLIANCE WITH LAWS. Canna Delaware has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and own and operate its assets, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect. To Canna Delaware’s Knowledge, Canna Delaware is not in violation of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its business or its properties.

(l) EMPLOYEE BENEFIT PLANS. Except as disclosed in its filings with the SEC, Canna Delaware has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee of Canna Delaware. With respect to such plans, individually and in the aggregate, no event has occurred and, to Canna Delaware’s Knowledge, there exists no condition or set of circumstances in connection with which Canna Delaware could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Tax Code or any other applicable law.

(m) INDEBTEDNESS TO AND FROM AFFILIATES. As of the Closing Date, Canna Delaware is not indebted, directly or to its Knowledge indirectly, to any officer, director or 10% stockholder of Canna Delaware in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Canna Delaware except for advances made to employees of Canna Delaware in the ordinary course of business to meet reimbursable business expenses.

(n) REGULATORY APPROVALS. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Canna Delaware or Acquisition Sub and that are necessary for the execution and delivery by Canna Delaware or Acquisition Sub of this Agreement or any documents to be executed and delivered by Canna Delaware or Acquisition Sub in connection therewith have been obtained and satisfied.

(o) NO BROKERS. No broker or finder has acted for Canna Delaware or Acquisition Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Canna Delaware or Acquisition Sub.

(p) DISCLOSURE. The information concerning each of Canna Delaware or Acquisition Sub set forth in its reports and filings with the SEC, this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith (as applicable) does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(q) SEC FILINGS.

(i) Except as disclosed on the Canna Delaware Schedule, Canna Delaware has filed all forms, reports and documents required to be filed with the SEC since it first became a public reporting company. At the time filed or, with respect to registration statements filed with the SEC under the Securities Act, as of the effective date thereof, all such filings (A) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary in order to make the statements in such filings, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including, in each case, any related notes) contained in Canna Delaware’s SEC filings complied as to form in all material respects with the applicable rules and regulations with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Canna Delaware as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(r) TAX TREATMENT. Neither Canna Delaware nor, to the Knowledge of Canna Delaware, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Tax Code.

(s) CERTIFICATES. The certificates representing the shares of Canna Delaware to be delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act and applicable U.S. state securities or “blue sky” laws.

(t) INVESTMENT COMPANY. Canna Delaware is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

SECTION 8. COVENANTS OF CANNA DELAWARE.

(a) CONDUCT OF BUSINESS OF CANNA DELAWARE. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Canna Delaware will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the Canna Delaware Disclosure Schedule, prior to the Effective Time, Canna Delaware shall not, without the prior written consent of CPHR:

(i) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Canna Delaware (other than the Merger);

(v) incur or assume any long-term or short-term debt or issue any debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; make any loans, advances or capital contributions to, or investments in, any other person; pledge or otherwise encumber shares of capital stock of Canna Delaware; or mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax liens for taxes not yet due);

(vi) except as contemplated in this Agreement and by that certain letter of intent dated March 10, 2015 with respect to a potential acquisition, acquire, sell, lease or dispose of any material assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(viii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; enter into any contract or agreement other than in the ordinary course of business consistent with past practice; authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000;

(ix) make any tax election or settle or compromise any income tax liability material to Canna Delaware;

(x) settle or compromise any pending or threatened suit, action or claim which relates to the transactions contemplated hereby or the settlement or compromise of which could have an Adverse Effect on Canna Delaware; or

(xi) take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (x) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

SECTION 9. COVENANTS OF CPHR.

(a) CONDUCT OF BUSINESS OF CPHR. Except as contemplated by this Agreement, including as described in the CPHR Disclosure Schedule, during the period from the date hereof to the Effective Time, CPHR will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the CPHR Disclosure Schedule, prior to the Effective Time, CPHR shall not, without the prior written consent of Canna Delaware:

(i) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of CPHR (other than the Merger);

(ii) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of CPHR; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax liens for taxes not yet due); or

(iii) take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the CPHR contained in this Agreement untrue or incorrect.

SECTION 10. OTHER COVENANTS AND AGREEMENTS OF THE PARTIES.

(a) ACQUISITION SUB MEETING OF STOCKHOLDERS. Acquisition Sub shall take all action necessary, in accordance with Section 228 of the DGCL, its Certificate of Incorporation and its Bylaws, to obtain the written consent of its sole stockholder, in lieu of a stockholder meeting, to approve the adoption and approval of this Agreement and the transactions contemplated hereby.

(b) CPHR MEETING OF SHAREHOLDERS. CPHR shall take all action necessary, in accordance with Section 7-107-104 of the CBCA, its Articles of Incorporation and its Bylaws, to obtain the written consents of all of its shareholders, in lieu of a shareholder meeting, to approve the adoption and approval of this Agreement and the transactions contemplated hereby. Promptly following receipt of the written consents, CPHR shall deliver a copy of such written consents to Canna Delaware.

(c) CANNA DELAWARE COMMON STOCK. At the Effective Time, Canna Delaware shall not have issued and outstanding more than 17,006,288 shares of Canna Delaware Common Stock.

(d) CPHR OWNERSHIP OF CANNA DELAWARE: As of the effective date of the Merger, the 10,421,120 shares of common stock of Canna Delaware, owned by CPHR, shall be surrendered and deemed retired to treasury of Canna Delaware.

(e) ACCESS TO INFORMATION. Between the date hereof and the Effective Time, Canna Delaware will give CPHR and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit CPHR to make such inspections as CPHR may reasonably require and will cause its officers to furnish CPHR with such financial and operating data and other information with respect to the business and properties of itself as CPHR may from time to time reasonably request. Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

(f) ADDITIONAL AGREEMENTS, REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(g) PRESS RELEASES. CPHR and Canna Delaware will consult with each other before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

(h) OTHER FILINGS. At all times from and after the date hereto until the Effective Time, Canna Delaware covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

SECTION 11. CPHR’S CONDITIONS TO THE MERGER. The obligation of CPHR to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by CPHR:

(a) Each of the representations and warranties of Canna Delaware and Acquisition Sub contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except that representations and warranties made as of a specified date need be true and correct only as of the specified date), except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing each of Canna Delaware and Acquisition Sub shall have delivered to CPHR a certificate to that effect;

(b) Any governmental or third party approvals required to effect the Merger shall have been obtained;

(c) Each of Canna Delaware and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing Canna Delaware shall have delivered to CPHR a certificate to that effect;

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning Canna Delaware or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect;

(e) Canna Delaware shall have delivered to CPHR a complete and accurate Canna Delaware Schedule and such schedule shall have been approved by CPHR;

(f) CPHR shall have received a resolution from Canna Delaware’s Board of Directors approving the Merger and authorizing the issuances of the shares of Canna Delaware Common Stock hereto; and

(g) The stockholders of Acquisition Sub and the stockholders of CPHR shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their respective organizational and governing documents.

SECTION 12. CANNA DELAWARE’S AND ACQUISITION SUB’S CONDITIONS TO THE MERGER. The obligations of Canna Delaware and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Canna Delaware:

(a) Each of the representations and warranties of CPHR contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except that representations and warranties made as of a specified date need be true and correct only as of the specified date), except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect and at the Closing CPHR shall have delivered to Canna Delaware a certificate to that effect;

(b) CPHR shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and at the Closing CPHR shall have delivered to Canna Delaware a certificate to that effect;

(c) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance, or event concerning CPHR that has had or could be reasonably likely to have an Adverse Effect;

(d) CPHR shall have delivered to Canna Delaware unaudited balance sheets of CPHR as of March 31, 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from inception to March 31, 2015; and

(e) No holder of CPHR Shares, as of immediately prior to the Effective Time, shall have exercised or remain entitled to exercise statutory appraisal rights under Section 7-113-102 of the CBCA with respect to such CPHR Shares.

SECTION 13. INDEMNIFICATION OF DIRECTORS AND OFFICERS. All rights to indemnification by CPHR existing in favor of each individual who is an officer or director of CPHR as of the date of this Agreement (each such individual, an “INDEMNIFIED PERSON”) for his acts and omissions as a director or officer of CPHR occurring prior to the Effective Time, as provided in CPHR’s Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

SECTION 14. CONFIDENTIALITY. Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section 14 shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall, and shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

SECTION 15. TERMINATION

(a) This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, notwithstanding any approval of this Agreement by the stockholders of CPHR:

(i) by mutual written consent of Canna Delaware and CPHR;

(ii) by either Canna Delaware or CPHR if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) by either Canna Delaware or CPHR, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before June 30, 2015 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either Canna Delaware or CPHR requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period;

(iv) by Canna Delaware, if there has been a material breach of this Agreement on the part of CPHR of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Canna Delaware to CPHR; or

(v) by CPHR, if there has been a material breach of this Agreement on the part of Canna Delaware of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by CPHR to Canna Delaware.

(b) In the event of termination of this Agreement by either CPHR or Canna Delaware provided in this Section 15, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Canna Delaware or CPHR, other than the provisions of the last sentence of Section 14 and this Section 15. Nothing contained in this Section 15 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 16. DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, including Section 3, shares of CPHR common stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of CPHR common stock in accordance with Part 2 of Article 113 of the CBCA (such shares being referred to collectively as the “DISSENTING SHARES” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CBCA with respect to such shares) shall not be converted into a right to receive shares of Canna Delaware Common Stock, but instead shall be entitled to only such rights as are granted by Section 7-113-102 of the CBCA; PROVIDED, HOWEVER, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 7-113-102 of the CBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 7-113-102 of the CBCA, such shares of CPHR common stock shall be treated as if they had been converted as of the Effective Time into the right to receive Canna Delaware Common Stock in accordance with Section 3, without interest thereon, upon surrender of such certificates formerly representing such shares pursuant to Section 3 of this Agreement. CPHR shall provide Canna Delaware prompt written notice of any demands received by CPHR for appraisal of CPHR common shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to CPHR prior to the Effective Time pursuant to the CBCA that relates to such demand, and Canna Delaware shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Canna Delaware, CPHR shall not make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 17. MISCELLANEOUS.

(a) SURVIVAL. The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 17 shall survive the Effective Time.

(b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c) NO THIRD-PARTY BENEFICIARIES. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) NOTICES. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To Canna Delaware and Acquisition Sub:	CannaPharmaRx, Inc. Attn: Chris Schnittker One Collins Drive, Suite 100 Carneys Point, NJ 08069-3640
With a copy to: (which will not constitute notice)	F. Douglas Raymond, Esq. Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103-6996 Fax number: (215) 988-2757
To CPHR:	CPHR Acquisition Corp. Attn: Michael A. Littman, Esq. 7609 Ralston Road Arvada, CO 80002

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e) WAIVER. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f) FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g) SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

(h) SEVERABILITY. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i) EXPENSES. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

(j) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(k) HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(l) COUNTERPARTS; SIGNATURES. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(m) ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(n) AMENDMENT. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of Canna Delaware, CPHR, and Acquisition Sub.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

CANNAPHARMARX, INC., A DELAWARE CORPORATION

By: /s/ Gerry Crocker
Name: Gerry Crocker
Its: Chief Executive Officer

CPHR ACQUISITION CORP., A DELAWARE CORPORATION

By: /s/ Gary Herick
Name: Gary Herick
Its: Chief Executive Officer

CANNAPHARMARX, INC., A COLORADO CORPORATION

By: /s/ Gerry Crocker
Name: Gerry Crocker
Its: Chief Executive Officer

FINAL VERSION

SCHEDULE 1
DEFINITIONS

“ACCREDITED INVESTORS” has the meaning set forth in Securities Act Rule 501(a).

“ADVERSE EFFECT” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties or business of the party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.

“AFFILIATE” has the meaning set forth in Exchange Act Rule 12b-2.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“EXCHANGE ACT” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

“KNOWLEDGE” means the actual knowledge of the executive officers of a Party, without independent investigation.

“SECURITIES ACT” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

CANNA DELAWARE SCHEDULE

This document and the attachments hereto (each of which is incorporated by reference herein) constitute the “CANNA DELAWARE SCHEDULE” referred to in that certain Amended and Restated Agreement and Plan of Merger (the “AGREEMENT”) by and among CannaPharmaRx, Inc., a Delaware corporation (the “CANNA DELAWARE”), CannaPharmaRX, Inc., a Colorado corporation (“CPHR”) and CPHR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Canna Delaware (“ACQUISITION SUB”), dated as of April 20, 2015. All capitalized terms used but not herein defined shall have the respective meanings given to them in the Agreement.

Disclosures in this Canna Delaware Schedule are made referencing the specific section of the Agreement to which the information stated in such disclosures relates, provided that any matters disclosed in any particular section of this Canna Delaware Schedule shall be deemed to have been disclosed in any other section of this Canna Delaware Schedule to the extent that the applicability of such matter to such other section of this Canna Delaware Schedule is reasonably apparent on its face. Section headings contained in this Canna Delaware Schedule are for the convenience of the parties only and shall not affect in any way the meaning or interpretation of this Canna Delaware Schedule.

This Canna Delaware Schedule and all descriptions of documents contained herein are qualified in their entirety by reference to the documents so delivered. Matters reflected herein may not necessarily be limited to matters strictly required by the Agreement to be reflected in this Canna Delaware Schedule. To the extent that any such additional matters are included, they are included solely for informational purposes, and shall not be deemed in any way to expand any of the information required to be disclosed in this Canna Delaware Schedule or under the Agreement or to imply that such matters or other information with respect to similar matters must be disclosed.

The inclusion of any document or other item in this Canna Delaware Schedule shall not constitute an admission by Canna Delaware that such document or other item is material or that a violation, right of termination, consent requirement, default, liability or contractual obligation of any kind exists with respect to such document or item. This Canna Delaware Schedule is qualified in its entirety by reference to the specific provisions of the Agreement and the representations and warranties to which the disclosures herein pertain and are not intended to constitute, and shall not be construed as constituting, any separate representations or warranties of Canna Delaware, except as and to the extent expressly provided in this Canna Delaware Schedule or the Agreement.

Section 7(b)(iii)
Outstanding Options, Warrants or Other Rights

(A)

Options	Options Granted	Grant Date	Expiration Date	Exercise Price ($)
Gerry Crocker	750,000	11/1/14	11/1/24	3.78

Gary Herick	750,000	11/1/14	11/1/24	3.78

James Smeeding	750,000	11/1/14	11/1/24	3.78

Mathew Sherwood	750,000	11/1/14	11/1/24	3.78

Gary Gemian	150,000	11/1/14	11/1/24	3.78

James Sykes	450,000	11/1/14	11/1/24	3.78

Thomas Della Franco	100,000	2/2/15	2/2/25	3.10

Christopher Schnittker	450,000	2/9/15	2/9/25	3.10

Bridamary Rosario	25,000	2/11/15	2/11/25	2.50

David Pohl	50,000	2/27/15	2/27/25	2.60

Wendy DiCicco	50,000	2/27/15	2/27/25	2.60

Alex Giaquinto	50,000	4/1/15	4/1/25	2.85

Steven Rule	50,000	4/1/15	4/1/25	2.85

Elie Khalife	50,000	4/1/15	4/1/25	2.85

(B) None.

(C)

1.	Viridian Capital & Research, LLC (“VCR”) received a Warrant (the “WARRANT”) that is exercisable into 244,283 of Canna Delaware’s fully-diluted common shares at an exercise price equal to the price per share of Canna Delaware’s common stock on the 10 days preceding January 20, 2015 or $2.90. The Warrant has a 3-year life, a cashless exercise provision and is fully transferable with Canna Delaware approval, which shall not be unreasonably withheld. The Warrant is callable on 60 days’ notice if (i) Canna Delaware’s common stock trades on the NASDAQ and (ii) Canna Delaware’s common stock trades at three times the exercise price of the Warrant for 20 consecutive trading days.

2.	VCR also received a Warrant (the “SECOND WARRANT”) that is exercisable into 244,283 of Canna Delaware’s fully-diluted common shares at an exercise price equal to the price per share of Canna Delaware’s common stock on the 10 days preceding February 23, 2015 or $2.50. The Second Warrant has a 3-year life, a cashless exercise provision and is fully transferable with Canna Delaware approval, which shall not be unreasonably withheld. The Second Warrant is callable on 60 days’ notice if (i) Canna Delaware’s common stock trades on the NASDAQ and (ii) Canna Delaware’s common stock trades at three times the exercise price of the Second Warrant for 20 consecutive trading days.

3.	VCR will receive additional Warrants (the “ADDITIONAL WARRANTS”) that are exercisable into one percent (1.0%) of Canna Delaware’s fully-diluted common shares, for each $5 million in capital raised up to a total of $15 million, at an exercise price equal to the price per share of Canna Delaware’s common stock on the 10 days preceding February 23, 2015 or $2.50. The Additional Warrants have a 3-year life, a cashless exercise provision and are fully transferable with Canna Delaware approval, which shall not be unreasonably withheld. The Warrants are callable on 60 days’ notice if (i) Canna Delaware’s common stock trades on the NASDAQ and (ii) Canna Delaware’s common stock trades at three times the exercise price of the Warrant for 20 consecutive trading days.

Section 7(c)
Subsidiaries of Canna Delaware

None.

Section 7(g)
Litigation

1. Kathleen Wolff (“WOLFF”) is an ex-consultant of Canna Delaware who resigned in December
2014. She has threatened to sue Canna Delaware for severance and stock vesting due to constructive termination. However, Wolff has not yet filed suit.Section 7(h)

Tax Matters

None.

Section 7(q)(i)
SEC Filings

None.

CPHR SCHEDULE

SCHEDULE 6(B)(III)
OPTIONS, WARRANTS, OTHER RIGHTS, DEBT SECURITIES OR COMMITMENTS

NoneSCHEDULE 6(F)
LITIGATION

NoneSCHEDULE 6(G)
INSURANCE

NoneSCHEDULE 6(I)
INTANGIBLE PROPERTY

None

SCHEDULE 6(J)
REAL PROPERTY

None

SCHEDULE 6(K)
TAX MATTERS

None

SCHEDULE 6(K)
MATERIAL CONTRACTS AND AGREEMENTS

1.	Catalyst Agency

2.	FSX/Interlinked

SCHEDULE 6(O)
EMPLOYEE BENEFIT PLANS

None